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                                                                  Exhibit 3(i).3

                                                           STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 10:58 AM 09/15/2000
                                                          001466512 - 2926759

                                STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION

First: That at a meeting of the Board of Directors of Amnis Systems Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

      Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof number "Fourth" so that, as amended, said Article shall be and read as follows:

      "A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the corporation is authorized to issue is one hundred twenty million (120,000,000) shares. One hundred million (100,000,000) shares shall be Common Stock, each having a par value of $.0001. Twenty million (20,000,000) shares shall be Preferred Stock, each having a par value of $.0001.

      B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law ("DGCL"), to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

Second: That thereafter, pursuant to resolution of its Board of Directors, a consent resolution of the stockholders of said corporation holding 71.96% of the shares of the


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Corporation was signed in lieu of a special meeting of stockholders and all shares were voted in favour of the amendment.

Third: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

September 13, 2000          AMNIS SYSTEMS INC.


                            By:    /s/ Jason John
                                  ---------------------------------------------
                                  (Authorized Officer)

                            Name: Jason John, President, Secretary and Director
                                  ---------------------------------------------
                                  (Type or Print)